Exhibit 99.21

Offer to Exchange the Outstanding
9 5/8% Senior Secured Notes Due 2012
(CUSIP Numbers 443630AA6 and C44255AA2)
for
9 5/8% Senior Secured Exchange Notes Due 2012
of
Hudson Bay Mining and Smelting Co., Limited

To Registered Holders:

        We are enclosing herewith the material listed below relating to the offer (the "Exchange Offer") by Hudson Bay Mining and Smelting Co., Limited ("HBMS") to exchange its 9 5/8% Senior Secured Exchange Notes Due 2012 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of HBMS's issued and outstanding 9 5/8% Senior Secured Notes Due 2012 (the "Original Notes") upon the terms and subject to the conditions set forth in the Prospectus, dated August 3, 2005, and the related Letter of Transmittal.

        Enclosed herewith are copies of the following documents:

1.
Prospectus dated August 3, 2005;

2.
Letter of Transmittal;

3.
Notice of Guaranteed Delivery;

4.
Instruction to Registered Holder from Beneficial Owner; and

5.
Letter which may be sent to your clients for whose account you hold Original Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on September 7, 2005, unless extended.

        The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered or accepted for exchange.

        Pursuant to the Letter of Transmittal, each holder of Original Notes will represent to HBMS that (i) any Exchange Notes received by such holder are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder; (ii) such holder will have no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act; (iii) such holder is not an "affiliate" as defined in Rule 405 under the Securities Act of HudBay Minerals Inc. or, if it is an affiliate, it will comply with the applicable registration and prospectus delivery requirements of the Securities Act, to the extent applicable; (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; (v) if such holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of such Exchange Notes; and (vi) if such holder is a Canadian resident, that it is eligible to acquire the Exchange Notes pursuant to an available exemption from the prospectus requirements of the securities legislation of that holder's province of residence.

        The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Original Notes for you to make the foregoing representations.

        HBMS will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Original Notes pursuant to the Exchange Offer. HBMS will pay or cause to be paid any transfer taxes payable on the transfer of Original Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

        Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the exchange agent, The Bank of New York, in the manner set forth below.

    The Bank of New York
    Corporate Trust Operations—Reorganization Unit
    101 Barclay Street—7 East
    New York, NY 10286
    Attn: Ms. Carolle Montreuil

    By:
    Telephone: (212) 815-5920
     Facsimile: (212) 298-1915

Very truly yours,

HUDSON BAY MINING AND SMELTING CO., LIMITED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF HBMS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.